UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 10, 2012

TGR Financial, Inc.

(Exact name of registrant as specified in its charter)

Florida	333-182414	45-4250359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3560 Kraft Road, Naples, Florida	34105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(239) 348-8000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On October 10, 2012, TGR Financial, Inc. (the “Company”) closed a private placement of the Company’s securities to two investor groups, each of which are existing shareholders of the Company. The Company issued 105,109 shares of the Company’s common stock, $1.00 par value (the “Common Stock”) and 126,573 shares of the Company’s Series A Nonvoting Convertible Preferred Stock, $1.00 par value (the “Preferred Stock”) to one investor group, and 168,318 shares of the Company’s Common Stock to the second investor group, at a purchase price, for all securities sold, of $5.00 per share. The gross proceeds to the Company from this private placement were approximately $2,000,000. As required by the Company’s Stockholders’ Agreement, the Company obtained necessary waivers from investors who are a party to the Stockholders’ Agreement to the requirement that capital drawdowns be made at a minimum $10,000,000 level, in order to conduct this private placement at the $2,000,000 level.

Each share of the Preferred Stock is convertible into one (1) share of the Company’s Common Stock: (i) at the election of the holder, if such conversion would not cause the holder to hold greater than 9.99% of the Company’s outstanding Common Stock at the time of such conversion; or (ii) automatically, if shares of such Preferred Stock are ever transferred to a “non-affiliate” of the Company in a permissible transfer.

The Company intends to use the proceeds from this private sale of securities to pay for organizational expenses of the Company related to the Reorganization and to provide general working capital for the Company.

The issuance and sale of the Company’s Common Stock and the Company’s Preferred Stock described in this Item 3.02 is exempt from registration under the Securities Act, pursuant to, inter alia, Section 4(2) of the Securities Act and Regulation D promulgated thereunder. The Company has not engaged in general solicitation or advertising with regard to the issuance and sale of the Company’s Common Stock and the Company’s Preferred Stock described herein and is not offering securities to the public in connection with this issuance and sale.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TGR FINANCIAL, INC.

Dated: October 15, 2012	/s/ Robert T. Reichert
Name: Robert T. Reichert
Title: Chief Administrative Officer and Chief Financial Officer

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